SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934)

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/ /	Preliminary Proxy Statement

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(as permitted by Rule 14a-6(e)(2))

/ /	Definitive Proxy Statement

/X/	Definitive Additional Materials

/ /	Soliciting material pursuant to Rule 14a-12

CHAD THERAPEUTICS, INC.

(Name of Registrant as Specified in Its Charter)

McDowell Investments, L.P.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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McDowell Investments, L.P.
15700 College Boulevard, Suite 100
Lenexa, Kansas 66219

Investors Vote on Chad Everyday

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Share price data since last year’s Annual Meeting when Management’s hand picked nominees were elected to the Board of Directors.

August 15, 2003

Dear Fellow Shareholder:

                Do not be fooled by Management’s claims of strong sales, expense reductions or that its old and tired turnaround plan is having any success. As an investor, McDowell Investments, L.P. believes the true measure of a company’s success is reflected by its share price. As you can readily see from the chart above, the investing public does not believe Management’s grandiose claims and neither do we.

Reasons to Vote for Mr. McDowell

                McDowell Investments, L.P. has nominated Monte G. McDowell, to be elected to the Board of Directors of Chad at the Annual Meeting of Shareholders scheduled to be held on September 9, 2003.

                Prior to forming Home Medical Specialty Equipment, Inc. d/b/a Med4Home (“Med4Home”) in 1994, Mr. McDowell was employed for a number of years in various executive sales positions with major capital medical equipment companies. Mr. McDowell formed Med4Home in 1994 as a traditional durable medical equipment (“DME”) company, focusing on the oxygen segment to home care patients. Med4Home’s DME business (and its oxygen segment) grew rapidly to approximately $10 million gross annual revenue and Mr. McDowell sold this business segment in 1999 to Apria Healthcare, Inc. for an amount equal to approximately two times annual revenue. Mr. McDowell then focused Med4Home’s energies on providing respiratory drugs to Medicare patients on a nationwide business through a direct marketing campaign. Once a respiratory drug patient was obtained then the patient was cross-marketed for oxygen needs. In most cases, Chad’s TOTAL O2 oxygen system was provided to Med4Home’s Medicare patients. Although the TOTAL O2 oxygen system was more expensive, Med4Home believed in the product because of its lower operating costs. Med4Home grew rapidly due to the direct marketing approach associated with its respiratory drug business, and by October 2001 its annualized gross revenue exceeded $65 million. Mr. McDowell sold Med4Home to Lincare Inc. in October 2001 for $83.5 million, including the aforementioned oxygen business. It is this kind of marketing and sales leadership that we believe is specifically lacking at Chad. As a member of Chad’s Board of Directors, Mr. McDowell will lend his substantial marketing expertise to Management. As a substantial shareholder of Chad, Mr. McDowell’s goal in becoming a member of the Board is to effect increased market share, which will, in turn, likely increase Chad’s profitability and share price.

                Mr. McDowell is the owner and Chief Executive Officer of DLJ Enterprises, L.L.C. d/b/a Radix Pharmaceutical Exchange (“Radix”). Radix sells respiratory drugs and related products to pharmacies that specialize in marketing to Medicare patients. As part of the sale of Med4Home to Lincare in 2001, Lincare entered into a supply agreement with Radix. A dispute developed regarding the interpretation of the supply agreement and the two parties are involved in litigation over this matter. However, Radix continues to provide product to Lincare under the supply agreement. Contrary to Management’s assertions, Mr. McDowell believes his relationship with Lincare is business as usual and that any dispute between Radix and Lincare will be resolved amicably. Mr. McDowell has demonstrated the capacity to obtain business from large national companies (Apria and Lincare) by consummating two transactions valued in excess of $100,000,000 in the last 4 years.

Apples-to-Apples ? ? ?

                The letter from Chad’s Board of Directors to its shareholders dated August 4, 2003, indicated on an “apples-to-apples” basis that Chad’s operating performance continues to improve. To demonstrate this “continued improvement”, Chad resorts to a “pro forma” comparison of its fiscal 2003 and 2002 net earnings (loss). Of course, if you throw out the pro forma juggling of numbers and compare net earnings, Chad’s annual report shows that it lost $433,000 in fiscal 2003 compared to a profit in fiscal 2002 of $1,157,000.

                The numbers set forth above show a loss in net earnings from operations between 2003 and 2002 of over $1.5 million. It seems clear that with all of Chad’s pretentious claims and pronouncements, Mr. McDowell’s opinion of Chad’s performance is shared by the investing public and reflected in Chad’s dismal stock performance. On a year-end basis, Chad’s stock price was $3.35 per share on March 31, 2002 and $2.00 per share on March 31, 2003 — a decline of more than 40%. As of today, after all of Chad’s claims of dramatic improvements (including the announcement of net earnings for the three months ending June 30, 2003), Chad’s share price is only $2.02. Juggling the numbers may help management justify their bonuses, but it will never add to shareholder value.

More Number Juggling by Chad’s Management

                The Board of Directors states in its August 4th letter that its two senior officers took pay cuts of $146,880 in 2002 and 2001 when Chad was “beginning” its turnaround. As noted below, Management put its turnaround plan into action in 1998. It appears to us that Management and the Board of Directors have turned around so many times that they are going in circles.

                A closer look at the purported executive pay cuts reveals that TOTAL compensation actually increased every year for the last three years.

                Mr. McDowell, if elected, will urge the Board to forego their own compensation and restructure the bonus and other non-salary compensation payouts to Management until Chad achieves double digit sales growth on an annual basis. We believe Management should be rewarded for genuine sales and earnings growth and the Board should derive the bulk of their compensation from stock appreciation thereby aligning themselves more closely with shareholders. Mr. McDowell’s input may cause dissension among directors who are also members of Management because it will have a very significant impact on their wallets. However, because he is one of Chad’s largest shareholders and his interests are aligned with all shareholders, he believes that expecting a growing market share with a double digit sales growth rate will demonstrate the Board’s commitment to increasing value for shareholders and force Management to earn their bonuses.

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Management’s Tired Old Refrain
“…Patience…"

                Management acknowledges that when Tom Jones became the Chief Executive Officer in 1998, Chad was in a state of transition. Chad had lost significant market share with its conserver products and revenues had declined precipitously. Management immediately formulated a turnaround plan and put it into action – that was in 1998 after the share price had fallen from slightly greater than $20.00 per share in 1996 to $8.00 per share when Mr. Jones became CEO.

                Since Mr. Jones has become CEO, Chad has stated that:

Share Price	Date		Chad's Statements

$2.90	August 29, 2002	•	We are taking all steps needed to enhance shareholder value.

		•	....our turnaround plan is clearly beginning to show strong results...

$3.06	September 4, 2002	•	....our continuing positive results will attract the attention of the investment community and will be reflected in the market price for our shares. [emphasis added]

		•	We urge you to allow us to continue our successful plan.

$2.80	September 6, 2002	•	....we have introduced a number of new products over the past two years that have been the foundation of our turnaround.

$2.00	March 31, 2003	•	Chad awards top executives $149,153 in bonuses and other non-salary compensation in addition to $949,839 in salaries and 15,000 stock options potentially worth $66,000 under certain conditions.

$2.00	August	•	A request for continued Patience.

         We believe that since 1998 when Management commenced its first of many turnarounds, they have had every opportunity to demonstrate concrete results that are translated into shareholder value. As shareholders, we have been asked to continue to endure one turnaround after another always with the promise of future gains. To date, the future has resulted in a declining share price and Management’s request for more “patience.” It is interesting to us to note that in Chad’s required SEC filings with regard to its turnaround, its current growth strategy, its competitive position and future operating performance, Management states “…no assurances can be given that these objectives will be achieved.”

Our Plan for Chad

         Our plan for Chad is to elect Mr. McDowell to the Board where he can:

  restore the focus on marketing and its needs;
  implement a marketing driven business plan, including a thorough review of the sales delivery process and measurements;
  advocate for results based compensation;
  add his marketing and product related real world experience to Chad;
  focus on innovative and revolutionary respiratory products; and>
  add independence to a Board that seems to us only to placate Management.

         We urge you to vote for the election of Mr. McDowell to the Board of Directors. Your vote is important. Regardless of the number of shares you own, please vote as recommended by McDowell Investments by signing, dating and mailing your GOLD proxy card in the postage-paid envelope provided. Do not return any WHITE proxy card you receive from management even as a protest vote, it will invalidate your GOLD proxy card and only your latest dated proxy card will be voted. Please act today.

         This letter is being mailed to shareholders on or about August 15, 2003.

         Thank you for your consideration.

McDowell Investments, L.P.

/s/ Kevan D. Acord Kevan D. Acord, Manager of MGM Holdings, LLC the General Partner of McDowell Investments, L.P.

         In connection with our solicitation of proxies with respect to the 2003 annual meeting of Chad, McDowell Investments, L.P. has filed with the Securities and Exchange Commission (the “SEC”) and disseminated to shareholders a definitive proxy statement dated August 11, 2003. Shareholders are advised to read the proxy statement as it contains important information, including information regarding the participants in our solicitation and their interest in Chad. Shareholders may obtain a free copy of the proxy statement and other relevant documents filed with the SEC from the SEC website at www.sec.gov. Shareholders may also obtain a free copy of our proxy statement by contacting N.S. Taylor & Associates, Inc. in the manner described below.

         If your shares are registered in your own name, please sign and date the enclosed GOLD proxy card and return it to McDowell Investments in the postage-paid envelope provided. If you hold your shares in the name of one or more brokerage firms, banks or nominees, only they can vote your shares and only after receiving your specific instructions. Please call your broker and instruct him/her to execute a GOLD proxy card on your behalf. You should also promptly sign, date and mail your GOLD proxy card when you receive it from your broker. Please do so for each separate account you maintain.

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—— IMPORTANT ——

Please be sure to mark, sign, date and return your GOLD proxy card. We urge you not to sign any proxy card sent to you by Chad Therapeutics, Inc. If you execute a later dated white proxy card, even as a protest vote, it will invalidate your GOLD proxy to elect our nominee.  If you have executed a white proxy card, you are legally entitled to change your vote, only your latest proxy card will be voted.

WE URGE YOU NOT TO SIGN A WHITE PROXY CARD.

If you have questions or need assistance with voting your shares, please contact
N.S. Taylor & Associates, Inc. who is assisting us with this matter:

N.S. Taylor & Associates, Inc.

1.866.470.3400